As filed with the Securities and Exchange Commission on May 20, 2016
File No. 333- ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MASCO CORPORATION
(Exact Name of Registrant as Specified in its Charter)

             Delaware                         38-1794485
(State or Other Jurisdiction of Incorporation or Organization)        (IRS Employer Identification No.)

21001 Van Born Road
Taylor, Michigan 48180
(313) 274-7400
(Address of Principal Executive Offices)

Masco Corporation 2014 Long Term Stock Incentive Plan
(Full Title of the Plan)

Kenneth G. Cole
Vice President, General Counsel and Secretary
Masco Corporation
21001 Van Born Road
Taylor, Michigan 48180
(313) 274-7400
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ⁭
Non-accelerated filer	Smaller reporting company ⁭
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock (par value $1.00 per share)	9,905,820 (3)	$31.32	$310,250,282.40	$31,242.20

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such indeterminate number of additional shares of common stock as may be issuable by reason of the antidilution provisions of the 2014 Long Term Stock Incentive Plan in the event of stock splits, stock dividends or similar transactions.

(2) Computed solely for the purpose of determining the registration fee pursuant to Rule 457(h) and based on the average of the high and low prices of the Company’s common stock on the New York Stock Exchange on May 13, 2016.

(3) Pursuant to the terms of the 2014 Long Term Stock Incentive Plan, these shares are available for awards as a result of awards under that plan or a prior plan being forfeited or canceled or expiring or shares being withheld from an award of restricted stock or restricted stock units upon vesting for the payment of income taxes on the participant’s behalf.

INTRODUCTION

In accordance with General Instruction E of Form S-8, this Registration Statement on Form S-8 is filed by Masco Corporation (the “Company”) to register an additional 9,905,820 shares of Company common stock, par value $1.00 per share (the “Common Stock”) under the Masco Corporation 2014 Long Term Stock Incentive Plan (the “2014 Plan”). These shares are available for awards as a result of awards under the 2014 Plan or a prior plan being forfeited or canceled or expiring or shares being withheld from an award of restricted stock or restricted stock units upon vesting for the payment of income taxes on the participant’s behalf

The Company previously registered 8,000,000 shares of Common Stock for issuance under the 2014 Plan on Registration Statement on Form S-8, File No. 333-195713 (the “2014 Registration Statement”), filed on May 6, 2014. The content of the 2014 Registration Statement is hereby incorporated herein by reference into this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of this Registration Statement will be delivered to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated herein by reference (to the extent that they are filed, but not furnished):

(a)    Masco Corporation’s (the “Company’s”) Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
(b)    The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.
(c)    The Company’s Current Reports on Form 8-K dated (i) March 10, 2016, and (ii) May 9, 2016.
(d)    The description of the Company’s common stock contained in the amendment on Form 8 dated May 22, 1991 to the Company’s registration statement on Form 8-A (except that the transfer agent and registrar is now Computershare).

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15 (d) of the Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 5. Interest of Named Experts and Counsel.

The validity of the issuance of the common stock registered hereby is being passed upon by Kenneth G. Cole, Vice President, General Counsel and Secretary of the Company. Mr. Cole beneficially owns shares of Company common stock and has options to purchase shares of Company common stock.

Item 8. Exhibits.

Exhibit No.                    Description

4.a
Restated Certificate of Incorporation of Masco Corporation and amendments thereto. Incorporated by reference to Exhibit 3.i to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed February 12, 2016.

4.b	Bylaws of Masco Corporation, as Amended and Restated May 8, 2012. Incorporated by reference to Exhibit 3.ii to the Company’s Current Report on Form 8-K filed May 10, 2012.

*5	Opinion of Kenneth G. Cole

*23.a	Consent of Independent Registered Public Accounting Firm.

*23.b	Consent of Kenneth G. Cole, which is included as part of Exhibit 5.

*24	Power of Attorney, included on the signatures page of this Registration Statement on Form S-8.

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taylor and the State of Michigan on this 20th day of May, 2016.

MASCO CORPORATION

MASCO CORPORATION

By:	/s/ John G. Sznewajs
Name:	John G. Sznewajs
Title:	Vice President, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth G. Cole and John G. Sznewajs, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

Principal Executive Officer
/s/ Keith J. Allman	President Chief Executive Officer and Director	May 20, 2016
Keith J. Allman

Principal Financial Officer
/s/ John G. Sznewajs	Vice President, Chief Financial Officer	May 20, 2016
John G. Sznewajs

Principal Accounting Officer
/s/ John P. Lindow	Vice President, Controller	May 20, 2016
John P. Lindow

/s/ J. Michael Losh	Chairman of the Board	May 20, 2016
J. Michael Losh

/s/ Mark R. Alexander	Director	May 20, 2016
Mark R. Alexander

/s/ Richard A. Manoogian	Director	May 20, 2016
Richard A. Manoogian

/s/ Christopher A. O’Herlihy	Director	May 20, 2016
Christopher A. O’Herlihy

/s/ Donald R. Parfet	Director	May 20, 2016
Donald R. Parfet

/s/ Lisa A. Payne	Director	May 20, 2016
Lisa A. Payne

/s/ John C. Plant	Director	May 20, 2016
John C. Plant

/s/ Reginald M. Turner, Jr.	Director	May 20, 2016
Reginald M. Turner, Jr.

/s/ Mary Ann Van Lokeren	Director	May 20, 2016
Mary Ann Van Lokeren

INDEX TO EXHIBITS

Exhibit No.                    Description

4.a
Restated Certificate of Incorporation of Masco Corporation and amendments thereto. Incorporated by reference to Exhibit 3.i to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed February 12, 2016.

4.b	Bylaws of Masco Corporation, as Amended and Restated May 8, 2012. Incorporated by reference to Exhibit 3.ii to the Company’s Current Report on Form 8-K filed May 10, 2012.

*5	Opinion of Kenneth G. Cole

*23.a	Consent of Independent Registered Public Accounting Firm.

*23.b	Consent of Kenneth G. Cole, which is included as part of Exhibit 5.

*24	Power of Attorney, included on the signatures page of this Registration Statement on Form S-8.

*Filed herewith.